Exhibit 10.1

LETTER AGREEMENT

June 10, 2020

Mack-Cali Realty Corporation

Harborside 3

210 Hudson Street, Suite 400

Jersey City, NJ 07311

Attn.: Gary T. Wagner, General Counsel and Secretary

Ladies and Gentlemen:

Mack-Cali Realty Corporation (the “Company”) and Bow Street LLC (“Bow Street”) have mutually agreed to the terms and conditions contained in this letter agreement (this “Letter Agreement”). For purposes of this Letter Agreement, we refer to each of the Company and Bow Street as a “Party” and, collectively, as the “Parties.”

1.	Board Actions. In order to implement a transition of the Board of Directors of the Company (the “Board”), promptly upon the execution and delivery by the Parties of this Letter Agreement (and in no event later than 48 hours thereafter), the Board will take and complete the following sequential actions:

a)	postpone the Company’s 2020 annual meeting of stockholders originally scheduled to be held on June 10, 2020 (including any adjournments or postponements thereof, the “2020 Annual Meeting”) until July 1, 2020 (such date or, in the event the 2020 Annual Meeting is further postponed or adjourned, the date on which the proceedings of the 2020 Annual Meeting are concluded, the “Annual Meeting Date”),

b)	duly adopt a resolution to increase the size of the Board to fifteen (15) directors;

c)	duly appoint each of Tammy K. Jones, A. Akiva Katz, Mahbod Nia and Howard S. Stern (the “New Directors”) to serve as directors of the Company with terms expiring at the 2020 Annual Meeting;

d)	nominate each of the New Directors and each of Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, Nori Gerardo Lietz and Michael Berman (the “Additional Directors”) for election to the Board at the 2020 Annual Meeting (the New Directors and the Additional Directors are referred to collectively as the “Continuing Directors”) and promptly take any further action necessary in order for the Company to revise and distribute a proxy statement for the 2020 Annual Meeting that reflects the nomination of the Continuing Directors as contemplated herein (the “Revised Proxy Statement”);

e)	accept the resignations as directors of Alan S. Bernikow, Michael J. DeMarco, William L. Mack, Lisa Myers, Laura H. Pomerantz, Irvin D. Reid and Rebecca Robertson (the “Departing Directors”); and

f)	duly appoint Michael Berman to serve as a director of the Company with a term expiring at the 2020 Annual Meeting.

2.	2020 Annual Meeting Nominees. The Company shall promptly take any further action necessary in order for the Company to revise and distribute a proxy statement for the 2020 Annual Meeting that reflects the nomination of the Continuing Directors as contemplated herein. The Company represents that Michael Berman has consented to being named as nominees for election to the Board in the Revised Proxy Statement. The Company shall use its reasonable best efforts to cause the election of the Continuing Directors at the 2020 Annual Meeting (including listing such persons in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting, advocating that the Company’s stockholders vote in favor of the election of such individuals and otherwise supporting each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees (the “Election Efforts”)).

3.	Representations and Warranties of the Company. The Company represents and warrants to Bow Street that (a) the Company has the corporate power and authority to execute and deliver this Letter Agreement and to bind it hereto, (b) this Letter Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms and (c) the execution, delivery and performance of this Letter Agreement by the Company does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company.

4.	Representations and Warranties of Bow Street. Bow Street represents and warrants to the Company that (a) Bow Street has the power and authority to execute and deliver this Letter Agreement and to bind Bow Street hereto (b) this Letter Agreement has been duly authorized, executed and delivered by Bow Street, constitutes a valid and binding obligation of Bow Street, and is enforceable against Bow Street in accordance with its terms, (c) the execution of this Letter Agreement by Bow Street does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Bow Street and (d) Bow Street beneficially owns in the aggregate approximately 4,426,079 shares of common stock, $0.01 par value, of the Company.

5.	Press Release. Prior to market opening on the day immediately following the date hereof, the Company shall issue a press release in the form attached hereto as Exhibit A.

6.	Representations Regarding Claims. Bow Street, on behalf of itself and its affiliates, represents and warrants to the Company that it has not brought as of the date hereof, and has no current intention to bring, any claim or action against the Company or any Departing Director and that, to the knowledge of Bow Street, none of the other participants in Bow Street’s solicitation of proxies in connection with the 2020 Annual Meeting has brought as of the date hereof, or has any current intention to bring, any claim or action against the Company (other than claims for indemnification against the Company by current directors in respect of costs and expenses actually incurred by such persons (including, without limitation, reasonable attorneys’ fees and expenses) relating to their participation on the Bow Street slate in connection with the 2020 Annual Meeting) or any Departing Director. The Company, on behalf of itself and its affiliates, represents and warrants to Bow Street that it has not brought as of the date hereof, and has no current intention to bring, any claim or action against Bow Street and that, to the knowledge of Company, none of the other participants in the Company’s solicitation of proxies in connection with the 2020 Annual Meeting has brought as of the date hereof, or has any current intention to bring, any claim or action against Bow Street.

7.	Indemnification; D&O Insurance.

a)	Each of the Company and Bow Street hereby acknowledges and agrees that, from and after the date hereof, the Company shall indemnify and provide advancement of expenses to each of the Departing Directors with respect to their actions, omissions or service as a director of the Company, to the fullest extent permitted by applicable law and provided in the Company’s Certificate of Incorporation, bylaws and any indemnification agreement between the applicable Departing Directors and the Company, in each case, as in effect on the date hereof.

b)	For a period of six (6) years following the date hereof, the Company shall maintain (and fully pay for) a directors’ and officers’ liability insurance policy (whether such policy is currently in effect, a renewal of such policy, or any replacement policy the Company subsequently obtains for its directors) (a “D&O Policy”) that covers each Departing Director, on terms and conditions (including, but not limited to, scope, coverage amounts, deductibles and exclusions) at least as favorable to such Departing Director as the terms and conditions applicable to the directors of the Company serving on the Board at any time that such D&O Policy is in effect. In lieu of the D&O Policy with respect to such Departing Directors, the Company may procure (and fully pay for) a single premium tail policy that covers each Departing Director for such six (6) year period prior to the date hereof, on terms and conditions (including, but not limited to, scope, coverage amounts, deductibles and exclusions) at least as favorable in all material respects to such Departing Director as the terms and conditions of the D&O Policy in effect on the date hereof (provided that in no event shall the Company be required to pay, in connection with such tail policy, an amount in excess of 200% of the last annual premium paid with respect the D&O Policy in effect as of the date hereof) (it being understood that Gary Wagner, the Company’s General Counsel and Secretary, is authorized to approve the purchase of such D&O tail policy).

c)	Notwithstanding anything to the contrary in this Letter Agreement, each of the indemnification agreements between the Company and each of the Departing Directors, in each case, as in effect on the date hereof, and each Departing Director’s rights to indemnification and advancement of expenses thereunder, and the Departing Director’s right to be covered under the Company’s directors’ and officers’ liability insurance policies, to the extent provided therein, shall survive the execution and effectiveness of this Letter Agreement and shall continue in full force and effect from and after the date hereof in accordance with the terms thereof.

8.	No Admission of Liability. Neither this Letter Agreement nor the performance thereof by any Party shall be construed as an admission of liability by any Party, nor as an admission against interest by any Party, nor as an admission by any Party that the Party acted wrongly or violated any law, or the rights of any other Party, or acted in violation of any duty owed by a Party to any other Party, nor as a waiver of any defense, including, without limitation, any statute of limitations, laches or other equitable defense based on the lapse of time that exists or may exist as of the date hereof or as of any other applicable date.

9.	Form 8-K. At such time as required by applicable securities laws and rules and regulations promulgated thereunder, the Company shall file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Form 8-K”), and any other required regulatory filing, if any, relating to the actions and transactions contemplated by this Letter Agreement. The Company shall furnish drafts of the Form 8-K and each such other required regulatory filing, if any, to each of the Departing Directors and Bow Street in advance of its filing with the SEC and shall provide the Departing Directors and Bow Street a reasonable opportunity to comment on each such regulatory filing.

10.	Trading in Company Securities. From and after the date hereof, the Company shall not intentionally impede the Departing Directors’ efforts to sell their securities in the Company, including but not limited to shares of Company common stock currently owned by them (no matter how acquired) or hereafter acquired, either privately or publicly in the open market, provided that such sales are made in compliance with applicable securities laws. In furtherance of the foregoing, the Departing Directors shall not be denied a legal opinion of counsel to remove the restrictive legend from a certificate when eligible, and to the extent that an Departing Director wishes to exercise any outstanding options or warrants held by the Departing Director or his or her affiliates (to the extent such options or warrants are exercisable in accordance with their terms), the Company shall process such requests in a timely manner and shall not unreasonable withhold any required approvals in respect thereof.

11.	Expenses.

a)	Promptly after the date hereof, the Company shall (i) pay in full all of the Departing Directors’ accrued but unpaid fees for their service as directors of the Company through the date hereof and (ii) reimburse each Departing Director for all costs and expenses (including, without limitation, attorneys’, accountants’ and other professional advisors’ fees and expenses) incurred by such Departing Director in connection with his or her service as a director of the Company through the date hereof.

b)	Each of the Company and Bow Street hereby acknowledges that, promptly after the date hereof, the Company shall pay (or cause to be paid) in full all outstanding reasonable fees and expenses of financial advisors, attorneys, accountants and other professional advisors or consultants owed by the Company to such persons for services provided by them to the Company or the Board (including any committees thereof) through the date hereof (including, without limitation, in connection with the 2020 Annual Meeting or any matters related thereto).

12.	Fiduciary Duties. Nothing in this Letter Agreement shall require any director of the Company to breach his or her fiduciary duties.

13.	Material Agreements. The Company agrees that during the period between the execution and delivery of this Letter Agreement and the time that the Board actions set forth in Section 1 hereof become effective, the Company will not enter into any agreement that would be material to the Company.

14.	Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. It is accordingly agreed that each Party shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

15.	Applicable Law and Forum Selection. This Letter Agreement will be governed by, and enforced in accordance with, the laws of the state of New York without reference to conflicts of laws principles. Each of the Parties irrevocably agrees that the exclusive jurisdiction for any legal action or proceeding to enforce this Letter Agreement will be the United States District Court for the Southern District of New York or, only if there is no federal jurisdiction over such a legal action or proceeding, the appropriate New York state court in New York County. Each of the Parties irrevocably waives the right to trial by jury in any such legal action or proceeding. Each of the Parties hereby irrevocably submits to the personal jurisdiction of the aforesaid courts, and irrevocably waives any argument that such courts are an inconvenient or improper forum. Each of the Parties irrevocably waives the right to trial by jury in any such legal action or proceeding. Each of the Parties consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law.

16.	Third Party Beneficiaries; Assignment. This Letter Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Letter Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Notwithstanding the foregoing or anything to the contrary in this Letter Agreement, (a) each of the Continuing Directors shall be intended third party beneficiaries of this Letter Agreement solely as it relates to the Company’s obligations set forth in Section 1 hereof to nominate the Continuing Directors for election at the 2020 Annual Meeting and to use the Election Efforts and (b) each of the Departing Directors shall be intended third party beneficiaries of this Letter Agreement solely as it relates to the Company’s obligations set forth in Section 7, Section 10 and Section 11 hereof (and then only to the extent of the Company’s obligation to such Departing Director).

17.	Severability. If any provision of this Letter Agreement is invalid, that shall not affect the validity of the other provisions hereof.

18.	Section Headings. The section or other headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Letter Agreement.

19.	Counterparts; Facsimile. This Letter Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any signature page delivered by facsimile or PDF signature shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

[Signature Page Follows]

If the terms of this Letter Agreement are in accordance with your understanding, please sign below and this Letter Agreement will constitute a binding agreement among us.

BOW STREET LLC

By:	/s/ A. Akiva Katz
Name:	A. Akiva Katz
Title:	Managing Partner

Acknowledged and agreed to as of the date first written above:

MACK-CALI REALTY CORPORATION

By:	/s/ Gary T. Wagner
Name:	Gary T. Wagner
Title:	General Counsel and Secretary

[Signature Page to Letter Agreement]

Exhibit A

Joint Press Release